EXHIBIT 10.5



             AGREEMENT FOR INVESTMENT BANKING AND ADVISORY SERVICES


                                  June 1, 2003



PRIVATE AND CONFIDENTIAL

To:
JACQUES TIZABI
UNIVERSAL DETECTION TECHNOLOGY
(POLLUTION RESEARCH AND CONTROL CORP.)
"UDET"


RE:     Investment Banking and Advisory Services


DEAR MR. TIZABI,

     This letter agreement will confirm and set forth the terms of the engagement of Astor Capital, Inc. ("Astor"), by UDET (the "Company"), with respect to a range of consulting and investment banking services to be provided by Astor.


     NATURE OF ENGAGEMENT
     The services to be provided by Astor include:

     Screening the investment universe in order to identify specific institutional investors who may be interested in investing, or financing in UDET.

     Identifying and arranging meetings with industry professionals from time to time.

     Seeking and providing advice on corporate deals, mergers, and acquisitions.

     Providing general advice and guidance on Corporate Development.

     Providing logistical assistance of whatever nature is necessary.

     At the company's request, Astor will make available physical space within their own offices and will allow use of some personnel when necessary.

     REMUNERATION
     As compensation for the activities undertaken, Astor will receive the following forms of compensation from UDET:


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     US $25,000,000 paid each month to be paid by the thirtieth day of each month.

     10% fee on any financing in the company, except in the case where a specific financing is done by another NASD Member. Financing includes any debt, equity, hybrid or combination. In the case of UDET entering into a line of credit with a party introduced by Astor, if the line of credit replaces an existing one, then Astor will only be due a 10% fee on the amount over and above the existing line. All other financings will incur a fee of 10% on the full amount.

     In the case of any mergers, acquisitions, or divestitures made by UDET, the following standard will be used to calculate Astor's compensation: Of the value of any one transaction, 7% of the first $5 Million, 5% of the next $5 Million, and 3% of any amount above $10 Million.

     Reimbursement of specific out of pocket expenses incurred by Astor pursuant to its engagement.

     For any other corporate deals and things of such nature, Astor will be compensated according to terms negotiated in accordance with normal business practices.

     TERM
     The term of this agreement is through June 31, 2004 unless extended by both parties. It will automatically renew unless otherwise specified by either party.

     OTHER
     As Astor is working on behalf of UDET, UDET agrees to indemnify and hold harmless, and defend Astor Capital in any action arising out of a false statement or omission of a material fact made by UDET.

     After reviewing this agreement, please confirm the foregoing is in accordance with UDET's understanding by signing and returning to us.

     Respectfully,


     ASTOR CAPITAL, INC.



     By: /s/ Ali Moussavi
     ----------------------------------
     Name: Ali Moussavi
     Title: Managing Partner



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     Accepted and Agreed Upon, this 6/15/03

     Universal Detection Technology


     By: /s/ Jacques Tizabi
     ------------------------------------
     Name: Jacques Tizabi
     Title: Chairman, CEO